Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information in Post-Effective Amendment No. 6 to the Registration Statement (Form N-1A, No 333-149351) of IndexIQ Trust, and to the incorporation by reference of our report, dated June 29, 2011, on the IQ ALPHA Hedge Strategy Fund (the fund constituting the IndexIQ Trust) included in the Annual Report for the fiscal year ended April 30, 2011.

/s/ ERNST & YOUNG LLP

New York, New York
August, 26 2011